Exhibit 99.1

Issuer Direct's Stockholders Vote Two Industry Veterans to its Board of Directors

Both Mr. Eric Frank and Mr. Michael Nowlan have a combined 20 years industry experience in Shareholder Communications and the Newswire Industry

MORRISVILLE, NC - (Accesswire) – October 2, 2017 Issuer Direct Corporation (NYSE American: ISDR) (the "Company" or "Issuer Direct"), an industry-leading communications and compliance company, today announced Mr. Eric Frank and Mr. Michael Nowlan were elected to its Board of Directors at the Company’s 2017 Annual Meeting of Stockholders held on September 28, 2017. In addition to their roles as Board members, Mr. Frank will serve on the Company’s Compensation Committee and Technology Oversight Committee; Mr. Nowlan will serve on the Audit Committee.

Additionally, Mr. William Everett, Mr. Patrick Gallaher and Mr. Brian Balbirnie were also re-elected as members of the Board by the stockholders at the Annual Meeting.

"After a thorough search and nomination process, we are pleased our stockholders elected both Eric and Michael. Each of them has an impressive background in corporate communications industry, and we are looking forward to having them be a part of our business moving forward,” stated Mr. Everett, the new Chairman of the Board of Directors.

Mr. Nowlan commented, “I have been impressed with what I have learned about the Issuer Direct so far and look forward to helping the management team refine and execute its strategy.” Mr. Frank also commented, "I am looking forward to rolling up my sleeves and getting to work on what is a great start to building a world class communications and compliance platform offering.”

For more information regarding Messrs. Frank and Nowlan’s professional background, please visit the Company’s Investor Relations’ website page: https://www.issuerdirect.com/company/board-of-directors.

About Issuer Direct Corporation
Issuer Direct® is an industry-leading communications and compliance company focusing on the needs of corporate issuers. Issuer Direct's principal platform, Platform id., empowers users by thoughtfully integrating the most relevant tools, technologies and services, thus eliminating the complexity associated with producing and distributing financial and business communications. Headquartered in RTP, NC, Issuer Direct serves more than 2,000 public and private companies in more than 18 countries. For more information, please visit www.issuerdirect.com.

Contact:

Brian R. Balbirnie
Issuer Direct Corporation
919-481-4000
brian.balbirnie@issuerdirect.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

SOURCE: Issuer Direct Corporation